Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dave & Buster’s Entertainment, Inc.:

We consent to the use of our report included herein on the consolidated financial statements of Dave & Buster’s Entertainment, Inc. and to the reference to our firm under the headings “Experts” and “Changes In and Disagreements with Accountants on Accounting and Financial Disclosure” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

September 24, 2012